CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 60 to the registration statement on Form N-1A (the “Registration Statement”) of our reports dated December 22, 2008 relating to the financial statements and financial highlights which appear in the October 31, 2008 Annual Reports to Shareholders of John Hancock Regional Bank Fund, John Hancock Financial Industries Fund, and John Hancock Small Cap Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectuses, also constituting part of the Post-Effective Amendment listed above, and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 23, 2009